EXHIBIT 10.7
* Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment which has been filed separately with the SEC.
DISTRIBUTION SERVICES AGREEMENT
     This agreement is made as of August 3, 2000, between Cumberland Pharmaceuticals Inc., a Tennessee corporation (“Cumberland”), and CORD Logistics, Inc., an Ohio corporation (“CORD”).
Background Information
     A. Cumberland is a Tennessee-based company formed primarily to acquire and market a portfolio of niche pharmaceutical products to specific physician segments in the United States, the District of Columbia and Puerto Rico (the “Territory”).
     B. CORD is in the business of distributing pharmaceutical products to wholesalers, specialty distributors, physicians, clinics, hospitals, retail pharmacies, and other health care providers in the Territory, and of providing Information Systems and other services that support its customers’ use of its distribution capabilities (collectively, the “Services”).
     C. Cumberland desires to engage CORD as its exclusive distribution agent (described below) for the pharmaceutical products described on the exhibits attached hereto (each, a “Product”) and, with respect to each Product, to perform certain other services described in this agreement, all upon the terms and conditions set forth in this agreement. This agreement is being entered into pursuant to a letter of intent from CORD dated April 5, 2000, which was accepted and executed by Cumberland as of April 10, 2000.
Statement of Agreement
     Cumberland and CORD (the “Parties”) hereby acknowledge the accuracy of the above Background Information and agree as follows:
     §1. Appointment. Upon the terms and conditions described in this agreement, Cumberland hereby appoints CORD as its exclusive distribution agent in and for the Territory for distribution of each Product (including samples) to Cumberland’s direct customers (“Customers”).
     The Services for each Product or group of Products identified on the same Product-specific exhibit to this agreement shall be implemented pursuant to the Implementation Schedule included in such exhibit (each, an “Implementation Schedule”), with distribution of each Product to begin on the date specified in the Implementation Schedule for such Product (the “Commencement Date”). In performing the Services, CORD will provide, at its discretion, the services of either the Vice President and General Manager, Director of Sales or other such representative as mutually agreed to by Cumberland and CORD. CORD’s designated representative will be the primary liaison with Cumberland, unless otherwise agreed to by the parties.
     §2. Product Supply. Warehousing and Storage. Cumberland shall ship each Product to CORD at CORD’s distribution facility currently located at 15 Ingram Boulevard, Suite 100, La Vergne, TN 37086 or to such other distribution facility as may be designated by CORD (individually or collectively, the “CORD Facility”) and agreed by Cumberland, in sufficient quantities to meet Cumberland’s anticipated Customer orders. CORD shall visually inspect each shipment of each Product for external damage or loss in transit and, in the event of any such damage or loss, shall, within a commercially reasonable period of time following discovery of such damage or loss by CORD, notify Cumberland that such damage or loss has occurred.

     With respect to each Product or group of Products identified on the same Product-specific exhibit to this agreement: (a) Cumberland shall, during the Product Term set forth on such exhibit, provide CORD with applicable regulatory storage and handling requirements and projections of such Product’s volume requirements not less often than quarterly, at least 30 days in advance of the quarter and written instructions setting forth the storage and handling requirements applicable to such Product; and (b) CORD shall store such Product in the CORD Facility and comply with applicable regulatory storage and handling requirements and the storage and handling requirements applicable to such Product, as such requirements may be supplemented or amended from time to time in writing by Cumberland with reasonable prior notice to CORD and its prior approval, which approval shall not be unreasonably withheld or delayed. If CORD notifies Cumberland in good faith that any such supplement or amendment will require any material modification to the CORD Facility or CORD’s procedures or requirements which are unique and specific to the Product or the Services resulting in a material increase to CORD’s anticipated costs and expenses, then Cumberland and CORD shall consult regarding such reasonable costs and expenses (hereinafter, simply “unique costs”) and Cumberland shall pay such unique costs resulting from that modification.
     Cumberland shall pay all costs and expenses of delivering each Product to the CORD Facility. CORD will never take title to any Product, even when such Product is located at the CORD Facility.
     §3. Standard Product Distribution. With respect to each Product or group of Products identified on the same Product-specific exhibit to this agreement, and during the Product Term set forth on such exhibit, all Customer orders shall be taken by CORD as described in the Operating Guidelines (defined in §6, below). CORD shall confirm the receipt of and process each order and, so long as the ordered Product is then in stock at the CORD Facility and the orders are received no later than 2:00 p.m. local time at the CORD Facility, routinely have that order available for shipment within 24 hours of CORD’s receipt of the order (exclusive of holidays and weekends) or such longer period as may be designated or permitted by Cumberland.
     Customer orders will be delivered by a courier mutually chosen by Cumberland and CORD. CORD will invoice Cumberland for such handling services and freight cost on a monthly basis. CORD will use best efforts to manage any claims by Cumberland against the courier, provided, however, that Cumberland shall be responsible for all lost or damaged shipments.
     In addition, Cumberland shall reimburse CORD for all documented costs and expenses of packaging material used for shipping the Product and all business forms unique to Cumberland (e.g., packing slips, invoices, etc.); provided that the use of such packaging material and business forms is authorized in advance by Cumberland.
     Each Product shall be shipped on a “first expiration date, first out” basis or as otherwise directed by Cumberland. In addition, CORD shall establish (and Cumberland shall approve) procedures for the processing and shipment of emergency orders on weekends and holidays, provided that Cumberland shall separately pay all increased costs resulting from such orders.
     §4. Product Prices. With respect to each Product or group of Products identified in the same Product-specific exhibit to this agreement, Cumberland shall, upon execution of such exhibit, deliver to CORD a price list for Customers who purchase such Product or Products (the “Customer Price List”). Cumberland shall notify CORD of any change in the Customer Price List not less than 10 business days prior to the effective date of any such change. The Parties hereby acknowledge that Cumberland, and not CORD, is the seller of each Product to Customers.

     §5. Financial Support Services.
     (a) Subject to Section 5(b), during each Product Term set forth on the Product-specific exhibits to this agreement, CORD shall perform the customer credit research, billing, cash application, collections, and reporting services described in the Operating Guidelines in accordance with the policies and procedures set forth in such Operating Guidelines, as such policies and procedures may be supplemented or amended from time to time by Cumberland with reasonable prior notice to CORD and with its prior approval (the “Financial Support Services”); provided that if CORD notifies Cumberland in good faith that any such supplement or amendment will require any material modification to CORD’s procedures or requirements for providing the Services, then Cumberland shall pay all unique costs resulting from that modification.
     (b) CORD shall have no obligation to pay for any Product or to reimburse Cumberland for any losses incurred in connection with the failure of any Customer to pay Cumberland any amount due.
     (c) Customers shall be directed to make payments for the Products in accordance with the Operating Guidelines.
     §6. Operating Guidelines. As soon as practicable after the date of this agreement, CORD and Cumberland shall develop operating guidelines relating to the Products and the Services, which guidelines (the “Operating Guidelines”) will be in writing, in a form satisfactory to CORD and Cumberland, and will define and document the responsibilities of CORD and Cumberland in support of the relationship described in this agreement. All Operating Guidelines shall be developed and implemented in good faith and in a commercially reasonable manner, subject to the qualifications set forth therein; provided that in the event of any inconsistency between the Operating Guidelines and the other provisions of this agreement (including each Product-specific exhibit to this agreement), the other provisions of this agreement shall control. The Operating Guidelines may be amended from time to time upon the mutual agreement of CORD and Cumberland.
     §7. Returns and Recalls. Pursuant to this agreement and any applicable Operating Guidelines, CORD shall assist in the processing of Product returns (excluding recall returns, which will be dealt with as described below) in coordination with the third party returns company chosen by Cumberland to facilitate return of Product. No such assistance will involve handling by CORD of the Product being returned. The fees to be paid to CORD for these return services are described in Section 8.
     CORD shall process Customer Product return authorizations and credits as set forth in the Operating Guidelines. The fee for such Services by CORD will be included as a part of the Customer Service Fees described in Section 8.
     If Cumberland is required to recall, or on its own initiative recalls, any Product, CORD will assist Cumberland with that recall as reasonably requested by Cumberland; provided that Cumberland shall pay to CORD an amount equal to all costs incurred by CORD in connection with any such recall.
     §8. Fees. As compensation for services being provided by CORD in connection with the development and implementation of the infrastructure for the relationship contemplated by this agreement, including CORD’s information system development (separate from the Information System Access Fees described below) and implementation for Cumberland’s use, Cumberland shall pay CORD a one-time implementation fee of [***] (the “Implementation Fee”), one-half of which shall be payable on the first anniversary of the date of this agreement and one-half of which shall be payable on the second anniversary of the date of this agreement. Cumberland’s obligation to pay the Implementation

Fee is not contingent upon the acquisition by Cumberland of any Product marketing and distribution rights and shall survive the termination of this agreement. However, the Implementation Fee shall not be due and payable if this Agreement is terminated early for any reason other than breach by Cumberland.
     In addition, with respect to each Product or group of Products identified on the same Product-specific exhibit to this agreement, Cumberland shall pay CORD, as compensation for the Services related to such Product or Products, the fees described in such exhibit (the “Fees”). CORD will use commercially reasonable efforts to keep total fees in line with industry standards. The Fees shall include:
     (a) Storage/Distribution Fees. The Storage and Distribution Fees shall be in the amounts set forth in each applicable Product Exhibit. This component of the Fees shall cover storage of Product and distribution services, which fees (the “Storage and Distribution Fees”), with respect to each Product or group of Products identified on the same Product-specific exhibit to this agreement, shall be in the amount specified in such exhibit.
The Storage Fees shall be based upon the average weekly number of pallets in storage. The Distribution Fees, for each calendar month during the Term of this Agreement, shall be based upon the aggregate number of units (or cases) shipped by CORD from the warehouse. Cumberland shall be charged an initial price per unit or case (collectively referred to as “pick”) on the first pick of each order placed by Cumberland each month, and then a recurring amount per pick for each incremental pick shipped from the same order thereafter. For example, for the distribution of Reglan and Donnatal, on a monthly basis, Cumberland shall be charged the sum of [***] per pick of each order of product shipped that month and the sum of [***] per pick for each incremental pick from the same order.
     (b) Information System Access Fees. This component of the Fees shall cover Cumberland’s access to CORD’s or an affiliate of CORD’s standard Information Systems, consisting of the computer hardware and software and other components described in the attached Schedule 8(c)-1 (the “System”), and other services relating to Cumberland’s access to the System as described in Schedule 8(c)-1, which fees (the “System Access Fees”), with respect to each Product or group of Products identified on the same Product-specific exhibit to this agreement, shall be in the amount specified in such exhibit. Access to the System shall be provided pursuant to a System Access Agreement in the form of the attached Schedule 8(c)-2, which agreement (the “System Access Agreement”) shall be executed by the Parties concurrently with this agreement. Access to the System shall be made available to Cumberland’s facility for each Product at the prices set forth in the exhibit for such Product, so long as Cumberland first has in place a local area network sufficient to support all Cumberland terminals and personal computers which will have access to the System and a centralized server sufficient for data storage related to Cumberland’s access to the System. All costs and expenses associated with establishing initial hook-up of all communication and electronic information lines necessary for interface of the System with Cumberland’s information systems located at Cumberland’s address set forth at the end of this agreement are included in the Implementation Fee and are separate from the services and costs and expenses covered by the System Access Fees. Cumberland shall have sole responsibility for payment of all costs and expenses of maintaining all such communication and electronic information lines. CORD and Cumberland shall each assign knowledgeable and qualified employees to facilitate the access to the System as contemplated by this agreement.
     (c) Financial Support Services Fees. This component of the Fees shall be payment for cash application, collections and chargeback processing services (including chargeback system access) described in the Operating Guidelines, which fees (the “Financial Support Services Fees”), with respect to each Product or group of Products identified on the same Product-specific exhibit to this agreement, shall be in the amount specified in such exhibit.

     (d) Customer Service Fees. This component of the Fees shall be payment for the customer services performed by CORD pursuant to the Operating Guidelines, which fees (the “Customer Support Fees”), with respect to each Product or group of Products identified in the same Product-specific exhibit to this agreement, shall be in the amount specified in such exhibit.
     (e) EDI Set-up, Maintenance, Access Fees. This component of the Fees shall be payment for services related to the set-up and maintenance of Electronic Data Interchange (“EDI”) transaction capabilities between Cumberland and its Customers and access and use of a mutually agreed upon EDI provider. These fees are included in the System Access Fees described in §8(b) above.
     With respect to each Product or group of Products identified on the same Product-specific exhibit to this agreement, following the end of each calendar month with respect to Product Term set forth on such exhibit, CORD shall issue an invoice to Cumberland for the Fees payable with respect to CORD’s performance of the Services for the prior month. The Fees or other amounts owed to CORD by Cumberland under this agreement shall be payable within 30 days of the date of CORD’s invoice for such Fees or other amounts.
     The Fees shall be held firm for the first contract year. Thereafter, CORD shall adjust the price not more often than once per contract year by not more than the increase in the Producer Price Index — All Commodities published by the United States Department of Labor, Bureau of Statistics, as amended from time to time.
     Notwithstanding the above Price Increase, if CORD can demonstrate that the costs for providing the Services have materially increased, or are likely to materially increase in the coming year due to the adoption of any applicable law or regulation, or any material change in the interpretation or administration thereof, then upon notice from CORD, the Parties agree to meet in good faith and negotiate a mutually acceptable adjustment to the Fees, which compensates CORD for the change.
     §9. Term and Termination.
     (a) The initial term of this agreement shall begin upon the day Cumberland signs a letter of intent to acquire its first Product and shall continue for a period of three (3) years (the “Initial Term”), unless terminated earlier pursuant to this agreement. Thereafter, this agreement shall automatically renew for additional terms of one (1) year each, unless written notice of termination is given by either Party at least 90 days prior to the end of the Initial Term, or such other term, in which case this agreement shall terminate at the end of the relevant term. Any reference in this agreement to the “term of this agreement” shall include the Initial Term and any such renewal terms. Upon termination of this agreement or upon the written request of Client, all Product shall be expeditiously returned to the Client or a designee of the Client.
     (b) Either Party shall have the right to terminate this agreement or any Product-specific exhibit to this agreement upon the breach by the other Party of a material provision of this agreement or such exhibit and that Party’s failure to cure such breach within 60 days following written notice thereof from the non-breaching Party or, in the event such failure is not capable of being cured within such 60-day period, the non-breaching Party’s failure to continue to diligently prosecute such cure thereafter; provided, that, with respect to any failure to make any payment when due under this agreement or any Product-specific exhibit to this agreement, such period in which to cure shall be reduced to 30 days.

     (c) Either Party shall have the right to terminate this agreement or any Product-specific exhibit to this agreement immediately upon notice to the other Party following the commencement of any bankruptcy or insolvency proceeding (whether voluntary or involuntary) with respect to such other Party or its assets, the general assignment for the benefit of creditors by such other Party, or the appointment of a receiver, trustee or liquidator by or for such other Party.
     (d) Sections 8 and Sections 14 through 17, inclusive, of this agreement shall survive the termination or expiration of this agreement and each Product-specific exhibit to this agreement, and except as set forth herein, no termination of this agreement or any Product-specific exhibit to this agreement shall affect any liabilities arising, or based upon acts or omissions occurring, prior to the date of such termination.
     § 10. Audits. In connection with any services being provided pursuant to this Agreement, CORD agrees to maintain written records and data during and after the term of this Agreement in compliance with all applicable legal and regulatory requirements, including without limitation applicable requirements of the United States Food and Drug Administration. Further, CORD shall furnish Cumberland within thirty (30) days following each March 31, June 30, September 30, and December 31 of each calendar year a complete and accurate statement for the immediately preceding calendar quarterly period of (a) the number of units of Products sold; (b) information as to returns actually credited; (c) current inventory levels for Products; and (d) such other information as Cumberland may reasonably request. In order to verify compliance, CORD shall provide Cumberland with such records and agrees to permit representatives of Cumberland to visit facilities of CORD at which Services are being performed during normal business hours (i.e., 8:00 a.m. to 5:00 p.m. local time), upon 15 business days prior notice, to: (a) review and audit CORD’s records relating directly to Product received at and shipped from the CORD Facility; and (b) conduct, together with representatives of CORD, an inventory of the Product at the CORD Facility.
     §11. Compliance With Laws. Each Party shall conduct its activities in connection with this agreement in substantial compliance with all applicable laws, rules, regulations, and orders of governmental entities.
     § 12. Representations and Warranties.
     (a) Mutual Representations and Warranties. Each Party represents and warrants to the other that: (i) it has full power and authority to enter into this agreement and perform and observe all obligations and conditions to be performed or observed by it under this agreement without any restriction by any other agreement or otherwise; (ii) the execution, delivery and performance of this agreement have been duly authorized by all necessary corporate action of that Party; and (iii) this agreement constitutes the legal, valid and binding obligation of that Party.
     (b) Cumberland Representations and Warranties. Cumberland further represents and warrants to CORD that (i) each Product is and shall be manufactured in conformity with the Food, Drug, and Cosmetic Act, as amended, and all other applicable laws, rules, regulations and orders of governmental entities, and (ii) as of the effective date of any Product-specific exhibit hereto, Cumberland will have (and will have provided CORD with written documentation in form reasonably satisfactory to CORD that Cumberland has, as of such effective date) title to such Product or Products and the right to market and distribute such Product or Products as contemplated hereby.

     (c) CORD Representations and Warranties. CORD hereby represents and warrants that it has the experience, capability and resources, including without limitation, sufficient personnel and supervisors, to perform the Services offered hereunder in a commercially reasonable manner in conformity with applicable regulations of any governmental authority, including the United States Food and Drug Administration. CORD further represent that it will at all times devote the necessary personnel and supervisors to perform the Services in such a manner.
     CORD shall not make any representations, warranties, or guarantees to Customers with respect to the Products that are inconsistent with information provided by Cumberland to CORD, including without limitation, representations, warranties, and guarantees concerning specifications, features, efficacy, prices, or availability of the Products.
     §13. Taxes. Cumberland shall pay when due all sales, use, gross receipts, excise, personal property taxes associated with each Product (excluding any personal property tax associated with CORD’s equipment used in connection with the Services), and other taxes or similar charges now or hereafter imposed as a result of the transactions contemplated by this agreement, none of which have been included in the fees payable to CORD under this agreement; provided that the amounts payable by Cumberland under this section shall not include taxes based on the net income of CORD.
     § 14. Trademarks and Proprietary Rights.
     14.1 Neither party hereto shall have the right to use the trademarks, service marks, logos, or other similar marks of the party hereto, or any of its affiliates, in any manner except with the prior written approval of the party that has rights to such intellectual property.
     14.2 All materials, documents, information, inventions, improvements, data, programs and suggestions of every kind and description, whether or not patentable, and all copyrightable works supplied to CORD by Cumberland pursuant to this Agreement shall be the property of Cumberland solely and exclusively (the “Cumberland Property”); provided that any and all information, processes, documents, computer software or other proprietary information used, owned, licensed or developed by CORD shall be the property of CORD.
     §15. Master Agreement. This agreement is being entered into pursuant to the Strategic Alliance Agreement dated June 6, 2000, between Cardinal Health (as defined below) and Cumberland (the “Master Agreement”), and this agreement (including any and all exhibits hereto, whether entered into now or hereafter) constitutes an Addendum, as defined in the Master Agreement. In the event of any conflict or inconsistency between the terms of this agreement (including any and all exhibits hereto) and the terms of the Master Agreement, the terms of this agreement shall govern. For purposes of this agreement, “Cardinal Health” means the following affiliated operating companies: Cardinal MarketForce, a division of RedKey, Inc., an Ohio corporation (Dublin, OH); CORD Logistics, Inc., an Ohio corporation (Dublin, OH); and any other subsidiary of Cardinal Health, Inc., an Ohio corporation (“CHI”), as may be designated by CHI and agreed by client in writing.
     § 16. Indemnification. Each Party shall indemnify and hold harmless the other and its parent and affiliates, and each of their respective directors, officers, employees, agents, and representatives from and against all claims, liabilities, losses, damages, costs, and expenses (including without limitation reasonable attorneys’ fees) arising directly or indirectly out of any failure of that Party to perform and observe fully all obligations and conditions to be performed or observed by that Party pursuant to this agreement or any breach of any warranty made by that Party in this agreement. Cumberland further agrees to indemnify and hold harmless CORD and its parent and affiliates and each of their respective directors, officers, employees, agents and representatives from and against all claims, liability, losses, damages, costs, and expenses (including without limitation reasonable attorney’s fees) arising directly or indirectly out of injury or death to person or property alleged to have been caused by any defect in any Product. NOTWITHSTANDING THE FOREGOING, OR ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, AND IN NO EVENT SHALL CORD’S LIABILITY HEREUNDER EXCEED CORD’S INSURANCE LIMITS SET FORTH BELOW IN SECTION 17(b)(i).
§17. Insurance.
          (a) Promptly after Cumberland acquires rights to distribute its first Product and for as long thereafter as necessary to cover claims resulting from this agreement, Cumberland shall obtain and maintain: (i) product liability and commercial general liability insurance having a limit of not less than $10 million; and (ii) property damage insurance at replacement value for each Product located at the CORD Facility or in transit to or from the CORD Facility, pursuant to one or more insurance policies with reputable insurance carriers. Cardinal Health, Inc. and its subsidiaries shall be designated as “additional insureds” under the product liability and commercial general liability insurance policy(ies), and as “loss payees” under the property damage insurance policy(ies). Prior to CORD’s receipt of Product, Cumberland shall deliver to CORD certificates evidencing such insurance. Cumberland shall not cause or permit such insurance to be canceled or modified to materially reduce its scope or limits of coverage during the term of this agreement or thereafter as provided above. Except for any losses resulting from the negligence or intentional misconduct of CORD, Cumberland shall bear all risk of loss or damage with respect to each Product, whether located at the CORD Facility or otherwise.
          (b) Promptly after Cumberland acquires rights to distribute its first Product and for as long thereafter as necessary to cover claims resulting from this agreement, CORD shall obtain and maintain: (i) product liability and commercial general liability insurance having a limit of not less than $1 million; and (ii) property damage insurance at replacement value for each Product located at the CORD Facility or in transit to or from the CORD Facility, pursuant to one or more insurance policies with reputable insurance carriers. Cumberland shall be designated as “additional insureds” under the product liability and commercial general liability insurance policy(ies), and as “loss payees” under the property damage insurance policy(ies). Prior to CORD’S receipt of Product, CORD shall deliver to Cumberland certificates evidencing such insurance. CORD shall not cause or permit such insurance to be canceled or modified to materially reduce its scope or limits of coverage during the term of this agreement or thereafter as provided above.
     §18. Relationship of the Parties. The relationship among the Parties is and shall be that of independent contractors. This agreement does not establish or create a partnership or joint venture among the Parties.
     §19. Notices. Any notice or other communication required or desired to be given to any Party under this agreement shall be delivered in writing to the address or facsimile number set forth beneath the authorized signatures on this agreement and shall be deemed given: (a) three business days after such notice is deposited in the United States mail, first-class postage prepaid, and addressed to that Party at the address for such Party set forth at the end of this agreement; (b) one business day after delivered to Federal Express, Airborne, or any other similar express delivery service for delivery to that Party at that address; or (c) when sent by facsimile transmission, with electronic confirmation, to that Party at its facsimile number set forth at the end of this agreement. Any notice delivered by facsimile transmission will be deemed delivered upon electronic confirmation provided the notice is also deposited in the U.S. mail, first-class postage prepaid. Any Party may change its address or facsimile number for notices under this agreement by giving the other Parties notice of such change.

     §20. Alternative Dispute Resolution.
The Parties agree to use good faith efforts to resolve all disputes within ninety (60) days of written notice that such a dispute exists. If dispute under this Agreement cannot be resolved by the Parties within such sixty (60) day period, the Parties agree to refer the matter to one executive from each Party not directly involved in the dispute for review and resolution. A copy of the terms of this Agreement, agreed upon facts and areas of disagreement, and a concise summary of the basis for each side’s contentions will be provided to both executives who shall review the same, confer, and attempt to reach a mutual resolution of the issue within forty-five (45) days after receipt of the materials referenced above. If the matter has not been resolved within such forty-five (45) day period, either or both Parties may pursue resolution of the matter through litigation or other process available under law or equity.
     §21. Remedies. Each Party acknowledges that in the event of any violation by that Party of any of the provisions of Section 14 of this agreement or Article III., Sections D or E of the Master Agreement, the other Party would suffer irreparable harm and its remedies at law would be inadequate. Accordingly, in the event of any violation or attempted violation of any such provisions by either Party, the other Party shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond. The rights and remedies of each Party under this agreement shall be cumulative and in addition to any other rights or remedies available to such Party, whether under any other agreement, at law, or in equity.
     §22. Governing Law. All questions concerning the validity or meaning of this agreement or relating to the rights and obligations of the Parties with respect to performance under this agreement shall be construed and resolved under the laws of the State of Tennessee , without regard to principles of conflicts of laws. The parties agree that any claims asserted in any legal proceeding by one party against the other shall be commenced and maintained in any state or federal court in Nashville, Tennessee or Columbus, Ohio and the parties submit to the jurisdiction of these courts.
     §23. Severability. The intention of the Parties is to comply fully with all laws and public policies, and this agreement shall be construed consistently with all laws and public policies to the extent possible. If and to the extent that any court of competent jurisdiction determines that it is impossible to construe any provision of this agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity of the other provisions of this agreement, which shall remain in full force and effect.
     §24. Non-waiver. No failure by either Party to insist upon strict compliance with any term of this agreement, to exercise any option, to enforce any right, or to seek any remedy upon any default of the other Party shall affect, or constitute a waiver of, the first Party’s right to insist upon strict compliance, to exercise that option, to enforce that right, or to seek that remedy with respect to that default or any prior, contemporaneous, or subsequent default. No custom or practice of the Parties at variance with any provision of this agreement shall affect, or constitute a waiver of, that Party’s right to demand strict compliance with all provisions of this agreement.
     §25. Force Majeure. If the performance of any part of this agreement by either Party shall be affected for any length of time by fire or other casualty, government restrictions, war, riots, strikes or labor disputes, lock out, transportation delays, acts of God, or any other causes which are beyond the control of the Parties, such Party shall not be responsible for delay or failure of performance of this agreement for such length of time, provided, however, that the obligation of one Party to pay amounts due to any other Party shall not be subject to the provisions of this section

     §26. Genders and Numbers. Where permitted by the context, each pronoun in this agreement includes the same pronoun in the other genders or numbers and each noun used in this agreement includes the same noun in other genders.
     §27. Complete Agreement. This agreement (together with the Master Agreement, the Product-specific exhibits hereto, and the other documents referred to herein, all of which are hereby incorporated herein by reference) contains the entire agreement between the Parties and supersedes all prior or contemporaneous discussions, negotiations, representations, warranties, or agreements relating to the subject matter of this agreement. CORD and Cumberland agree to comply with the obligations of confidentiality set forth in Article III, Section E of the Master Agreement. No changes to this agreement shall be made or be binding on either Party unless made in writing and signed by both Parties.
     §28. Successors. This Agreement may not be assigned or transferred by a party without the prior written consent of the other party hereto, provided, however, that either party may assign this Agreement to any subsidiary, affiliate or an entity which acquires substantially all of it’s assets and business that is not in direct competition with CORD. Any such assignment shall not materially or adversely affect the rights or obligations of either party to this Agreement.

CUMBERLAND PHARMACEUTICALS, INC.	CORD LOGISTICS, INC.

/s/ A.J. Kazimi	/s/ Frank C. Wegerson

A.J. Kazimi	Frank C. Wegerson
Chief Executive Officer	Vice President and General Manager
Initials: /s/ AJK	Initials: /s/ FCW

209 10th Avenue South	15 Ingram Blvd, #100
Nashville, TN 37203	LaVergne, TN 37086

Facsimile No. (615) 255-0094	Facsimile No. (615) 793-4783

          Schedule 8 (c) -1
OPERATING SYSTEM BASE PACKAGE
A. System Access
Includes access to CORD’s processor and operating system Monday through Friday, excluding holidays, 12 hours per day (5:30 am to 5:30 p.m., Pacific local time).
B. Software Access and Maintenance
Includes access to CORD’s or an affiliate of CORD’s standard software. CORD or an affiliate of CORD shall perform at it’s own expense any necessary modification to bring the systems in compliance with the standard functionality described below.
•	Customer service
•	Reports necessary to perform Medicaid rebate calculations
•	Billing (Customization of invoicing/packing slips)
•	Inventory tracking and reporting
•	Lot tracking
•	Order entry
•	Warehousing
•	Returns processing
•	Ability to download system data to Cumberland’s processors for reporting writing
•	All standard reports
•	Contracts/Pricing maintenance and chargeback processing
Systems Development/Additional Services:
Cumberland bears financial responsibility for customization beyond the standard systems functionality described above. Such customization performed by CORD or its representatives (exclusive of the base package) in connection with this agreement shall be billed to Cumberland as follows:
•	Systems and software development—$120 per hour per person, plus travel.
•	On-site training—$120 per hour per person, plus travel.
•	Supplies, equipment and other, to be agreed upon by both parties.

Schedule 8 (c) -2
SYSTEM ACCESS AGREEMENT
This agreement is made as of July ___, 2000, between CORD Logistics, Inc., an Ohio corporation (“Licensor”), and Cumberland Pharmaceuticals Inc., a Tennessee corporation (“Licensee”), who hereby agree as follows:
     1. System Access; Maintenance Obligations. On the terms and subject to the conditions described in this agreement and the Distribution Services Agreement having the same date as this agreement between Licensor and Licensee (the “Distribution Agreement”), Licensor hereby grants to Licensee a nonexclusive license (the “License”) to utilize Licensor’s Order Entry System, consisting of the computer hardware, software and other components described in Schedule 8(c)-1 to the Distribution Agreement (collectively, the “System”), for the information processing needs of Licensee in connection with the Services to be provided by Licensor under the Distribution Agreement. Licensee shall maintain during the term of this agreement the network and local area network (including without limitation centralized server) requirements for the System described in the Distribution Agreement.
     During the term of this agreement, Licensee shall employ reasonable security measures and policies designed to safeguard the integrity, accessibility, and confidentiality of all of Licensee’s data resident on the System and establish reasonable disaster and emergency recovery plans designed to minimize disruption from System operation interruptions. Licensee shall have the right to review the operation of the System from time to time upon reasonable prior notice from Licensee to Licensor; provided that such reviews shall be conducted in a manner to avoid disruption of Licensor’s business operations to the extent possible.
     2. Proprietary Rights. Licensee shall have the right to use the System during the term of this agreement as expressly provided in paragraph 1 of this agreement, but not otherwise. Licensee shall not assign or otherwise transfer, disclose, copy, modify, or decompile the System or any part thereof without prior written consent of the Licensor. The System and all parts thereof, in all of their tangible and intangible manifestations, all existing or new enhancements, developments, derivative works, and other adaptations or modifications to the System (or any part thereof), and all related proprietary rights, are and shall remain the exclusive property of Licensor. Except for the License, Licensee shall have no right, title, or interest in or to the System or any part thereof. Upon termination of this agreement, Licensee shall promptly return to Licensor all portions of the System then in Licensee’s possession or under its control.
     3. Warranties. Licensee acknowledges that it has had adequate opportunity to review the System and its features and operation and Licensee accepts the System “AS IS” for its use as contemplated in the Distribution Agreement. EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE DISTRIBUTION AGREEMENT, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED RELATING DIRECTLY OR INDIRECTLY TO THE SYSTEM OR ANY PART THEREOF, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.
     4. Limitation On Liability. LICENSOR SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT, SPECIAL, OR OTHER SIMILAR DAMAGES ARISING DIRECTLY OR INDIRECTLY OUT OF THE USE OR INABILITY TO USE THE SYSTEM OR ANY PART THEREOF, EVEN IF INFORMED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER CLAIMED UNDER CONTRACT, TORT, OR ANY OTHER LEGAL THEORY.
     IF ANY OF THE LIMITATIONS ON THE LIABILITY OF LICENSOR CONTAINED IN THIS AGREEMENT ARE FOUND TO BE INVALID OR UNENFORCEABLE FOR ANY REASON THEN LICENSOR AND LICENSEE EXPRESSLY AGREE THAT THE MAXIMUM AGGREGATE LIABILITY OF LICENSOR FOR ALL CLAIMS RELATING TO THE SYSTEM SHALL NOT EXCEED 100% OF THE AGGREGATE BASE PACKAGE FEES PAID BY LICENSEE TO LICENSOR FOR LICENSEE’S USE OF THE SYSTEM UNDER THE DISTRIBUTION AGREEMENT.
     5. Taxes. Licensee shall pay when due all sales, use, gross receipts, excise, property, and other taxes or similar charges (other than taxes based upon Licensor’s net income) now or hereafter imposed as a result of the transactions contemplated by this agreement.
     6. Term. The term of this agreement shall begin upon Licensee’s initial use of the System as evidenced by the first entry of inventory into the System (which may be a date earlier than the Commencement Date specified for the Distribution Agreement) and shall end: (a) automatically upon the termination of the Distribution Agreement (for any reason), or (b) on any earlier date specified by Licensee in notice to Licensor given not less than 180 days prior to the specified termination date; provided that: (i) paragraph 2 through 5 inclusive, and paragraph 8 of this agreement shall survive the termination of this agreement, and (ii) no termination of this agreement shall affect any liabilities arising, or based upon acts or omissions occurring, prior to such termination.
     Licensee shall continue to have access to the System for a reasonable period of time (not be exceed 60 days) following termination of this agreement solely for purposes of retrieving and transferring to a separate system Licensee’s data relating to its pre-termination operations, and Licensor shall reasonably cooperate with Licensee to preserve the integrity and accessibility of Licensee’s data during such period; provided that, during such period, Licensee shall continue to pay the full Base Package and other fees payable by Licensee under the Distribution Agreement and comply with all other requirements imposed upon Licensee under this agreement.
     7. Notices. Any notice or other communication required or desired to be given to either party under this agreement shall be in writing and shall be deemed given: (a) three days after mailing, if deposited in the United States mail, first-class postage prepaid, and-addressed to that party at its address set forth at the end of this agreement; (b) when received if delivered to Federal Express or any other similar overnight, delivery service for delivery to that party at that address; or (c) when sent by facsimile transmission, with electronic confirmation, to that party at its facsimile number set forth at the end of this agreement. Either party may change its address or facsimile number for notices under this agreement by giving the other party notice of such change.
     8. Remedies. Licensee shall indemnify Licensor and its affiliates, directors, officers, employees, agents, and representatives against all claims, liabilities, losses, damages, costs and expenses (including without limitation reasonable attorneys’ fees) arising directly or indirectly out of any failure of Licensee to perform and observe fully all obligations and conditions to be performed or observed by Licensee pursuant to this agreement. Licensee acknowledges that in the event of any violation by it of any of the provisions of paragraph 2 of this agreement, Licensor would suffer irreparable harm and its remedies at law would be inadequate. Accordingly, in the event of any violation or attempted violation of any such provisions by Licensee, Licensor shall be entitled to a temporary restraining order, temporary and permanent injunctions, specific performance, and other equitable relief, without any showing of irreparable harm or damage or the posting of any bond, in addition to any other rights or remedies which may be available to Licensor.
     9. Force Majeure. Notwithstanding any other provisions of this agreement or the Distribution Agreement to the contrary, each party’s obligations under this agreement (exclusive of payment obligations) shall be excused if and to the extent that any delay or failure to perform such obligations is due to fire or other casualty, material shortages, strikes or labor disputes, acts of God, or other causes beyond the reasonable control of that party.
     10. Successors. Licensee shall not assign or otherwise transfer this agreement or any of its rights or obligations under this agreement without the prior written consent of Licensor, which consent shall not be unreasonably withheld. Subject to the preceding sentence, this agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the respective successors and assigns of each party.
     11. Interpretation. This agreement shall be governed by and construed in accordance with the laws of the State of Tennessee. If and to the extent that any court of competent jurisdiction determines that it is impossible to construe any provision of this agreement consistently with any law or public policy and consequently holds that provision to be invalid, such holding shall in no way affect the validity or the other provisions of this agreement, which shall remain in full force and effect.
     12. Complete Agreement. This agreement (together with the Distribution Agreement, which is hereby incorporated herein by reference) constitutes the entire agreement between the parties with respect to the subject matter of this agreement and supersedes all prior or contemporaneous discussions, negotiations, representations, warranties, or agreements relating to the subject matter of this agreement. This agreement may not be amended or otherwise modified except by a written instrument signed by each party.

CUMBERLAND PHARMACEUTICALS, INC.		CORD LOGISTICS, INC.

By:	/s/ A.J. Kazimi	By:	/s/ Frank C. Wegerson

	A.J. Kazimi		Frank C. Wegerson
	Chief Executive Officer		Vice President and General Manager
	Initials: /s/ AJK		Initials: /s/ FCW

209 10th Avenue South, Suite 332		15 Ingram Blvd., #100
Nashville, TN 37203		LaVergne, TN 37086

Facsimile No. (615) 255-0094		Facsimile No. (615) 793-4783

Exhibit A
CUMBERLAND PHARMACEUTICALS
PROPOSED FEE SCHEDULE

Program Implementation
One Time Start-up Fee	$	*	**(4)

Distribution Services
Monthly per pallet ambient storage	$	*	**
Per bottle ambient product pick/pack/stage — first bottle (1)	$	*	**
Per bottle ambient product pick/pack/stage — each add’l bottle (1)	$	*	**
Per case ambient product pick/pack/stage — first case (1)	$	*	**
Per case ambient product pick/pack/stage — each add’l case (1)	$	*	**
Per unit return goods processing	$	*	**
Monthly distribution system access and use (2)	$	*	**(4)
Monthly account management fee	$	*	**(4)
Packing/Shipping Supplies	Cost plus ***% handling fee
(includes ordering, receiving, storage)
Shipping Charges (3)	List minus ***%

Customer Service
Monthly fixed fee	$	*	**(4)
Per order fee	$	*	**
Preprinted Forms	Cost plus ***% handling fee

Financial Services
Monthly fixed fee Accounts Receivable Management	$	*	**(4)
Per order fee Accounts Receivable Management	$	*	**
Monthly fixed fee Chargeback Management	$	*	**(4)
Per submission Chargeback Processing & Government Reporting	$	*	**
Preprinted Forms	Cost plus ***% handling fee

Note (1):	This proposal is based on the distribution of Reglan and Donnatal only, any additional products requiring distribution services will be quoted separately. The pricing will be based on the buying patterns of the wholesalers.

Note (2):	System access fee includes licenses for two concurrent users. Any additional licenses required by Cumberland Pharmaceuticals will increase the monthly fee by $*** per concurrent user.

Note (3):	List minus ***% is incorporated to UPS and FedEx rates only, all other freight carriers will be billed back at cost plus ***%.

Note (4):	The implementation fee will be paid in two equal installments at the beginning of contract year two and three. The monthly fixed fees will be assessed at a ***% discount in year one and a ***% increase in year three.